Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS RECORD FIRST QUARTER OPERATING RESULTS

•	EBITDA increases by 78% from first quarter 2005

•	Production in Central Appalachia increased by 13% from the first quarter 2005

•	Average Sales Price in Central Appalachia increased by 11% from the first quarter 2005

•	Illinois Basin reserves will have doubled in approximately one year with the expected completion of two acquisitions in second quarter 2006

•	All major investment projects begun in 2005 are nearly complete

RICHMOND, VA, May 1, 2006 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial grade coal, today announced earnings of $1.4 million or $0.08 per fully diluted share, for the first quarter ended March 31, 2006, compared with net income of $309,000 or $0.02 per fully diluted share for the first quarter of 2005. The first quarter ended March 31, 2006 includes a deferred income tax benefit of approximately $1.3 million or $0.08 per fully diluted share due to a reduction in 2005 state tax rates. The Company also announced EBITDA of $21.4 million for the first quarter of 2006, an increase of 78% over EBITDA for the first quarter of 2005.

Peter T. Socha, Chairman and Chief Executive Officer of James River commented: “This was an excellent quarter, we had our highest EBITDA since we became public. Production was higher. Shipments were higher. Prices were higher. Railroad service was good. The labor situation continues to be tight, but manageable. Finally, we completed several of our major growth projects during the quarter. We are very pleased with our progress this quarter.”

QUARTERLY RESULTS

The following table shows selected operating results for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 (in 000’s). The following table includes the results of operations of Triad from the date of acquisition (May 31, 2005)

Total Results	Three Months Ended March 31,
	2006	2005

Coal Shipments (tons)	3,401	2,228
Revenues
Coal Sales	$144,767	96,401
Synfuel Handling	1,909	1,474
Cost of Coal Sold	119,246	80,942
Depreciation, Depletion, & Amortization	17,420	9,478

Gross Profit	10,010	7,455
Selling, General & Administrative	6,244	5,035

EBITDA	$21,406	12,021

Please see EBITDA reconciliation table included as an exhibit to this release.

Segment Results	Three Months Ended March 31,
	2006		2005

	CAPP	Midwest	CAPP	Midwest

Coal Shipments (tons)	2,484	917	2,228	-
Tons Produced	2,596	897	2,301	-
Coal Sales Revenue	$119,572	25,195	96,401	-
Average Sales Price per ton	48.14	27.48	43.27	-

Cost of Coal Sold	99,895	19,351	80,942	-
Cost of Coal Sold per ton	40.22	21.10	36.33	-

Mr. Socha continued: “Mining conditions this quarter were well balanced across our portfolio of mines. Our coal production from company mines was approximately in-line with our expectations.

Our costs this quarter continued to be a couple of dollars per ton higher than we would like. These higher costs can be attributed in approximately equal parts to: (1) raw materials and purchased services; (2) labor productivity; and (3) the start-up costs of our growth projects. We believe that training and workforce development programs we have implemented will help to improve labor productivity and reduce our labor costs. The start-up costs for our growth projects will trend lower as the projects are completed and production reaches normalized levels.”

RESERVES

We estimate that, as of March 31, 2006, we controlled approximately 242.1 million tons of proven and probable coal reserves in the CAPP region and approximately 24.2 million tons in the Midwest. The table below provides additional information regarding changes to our reserves during the period noted (in millions of tons).

	Three Months Ended
	March 31, 2006

	CAPP	Midwest (1)	Total

Proven and Probable Reserves, as of December 31, 2005	241.6	20.2	261.8
Coal Extracted	(2.4)	(0.9)	(3.3)
Acquisitions	-	4.9	4.9
Adjustments	2.9	-	2.9
Proven and Probable Reserves, as of March 31, 2006	242.1	24.2	266.3

(1)
The Midwest Proven and Probable Reserves as of March 31, 2006 do not include 18.4 million tons of reserves that will be added with two acquisitions expected to be completed in the second quarter of 2006.

GROWTH PROJECTS

Mine 15

Mine 15 at McCoy Elkhorn began producing coal in September 2005. Two crews of miners and equipment completed bottom development work in February 2006. The second section of miners and equipment are expected to begin production in May 2006. The third section of miners and equipment are expected to begin production in the fourth quarter of 2006.

Surface Mines and Highwall Miner

As previously disclosed our strategic plan is to achieve balance between mining methods (underground and surface) and coal basins (CAPP and Illinois Basin). The Company believes that this strategy will result in greater stability and visibility in operating and financial performance. As part of executing this plan, the Company is developing CAPP surface mine reserves that we primarily control. The following represents the current status of our projects begun in 2005 and 2006:

•	Our first company-operated surface mine in the CAPP region opened in September 2005.

•	Our highwall miner project at the Leeco complex in CAPP began producing coal on April 4, 2006

•	The third company operated surface mine in the CAPP region is expected to begin production during the fourth quarter of 2006.

Preparation Plant Upgrade Projects

The Bevins Branch Plant at the McCoy Elkhorn mine complex has been upgraded and expanded to accommodate new production from Mine 15. This upgrade and modification project has significantly decreased our trucking costs at this mine complex. The newly expanded Bevins Branch Plant began processing coal in March 2006.

The Leatherwood Plant at the Blue Diamond mine complex will replace older and less efficient coal processing technology with new heavy media cyclones. This project is expected to increase the output of clean coal from the plant by 1.5% to 2%. The efficiency project is expected to be completed in May 2006.

OTHER DEVELOPMENTS

On April 17, 2006, there was a large landslide in Leatherwood, Kentucky more than one mile from the nearest company mine. The incident was not related to any mining operations being conducted by the Company.

The local area was declared to be a disaster area. The Company assisted state and local authorities by providing a substantial amount of equipment and personnel to assist in the cleanup effort.

The Company incurred direct costs by providing emergency assistance. The Company also incurred indirect costs due to lost production as a result of a temporary power outage at one mine and the closure of the main coal haulage road in the area impacting two company mines. The Company currently estimates the total cost from this incident to be less than $1.0 million, although this amount has not been finalized at this time.

GUIDANCE AND SALES COMMITMENTS

Below are our forecasts of certain operating measures for the remainder of 2006 and 2007, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below.

	2006	2007
CAPP Operations

Guidance Production (tons - in millions)	8.2 - 8.6	11.8 – 12.4
Guidance Mining Costs (per ton)	$38 - 39	$39 - 40

Midwest Operations

Guidance Production (tons - in millions)	2.5 - 2.6	3.4 – 3.5
Guidance Mining Costs (per ton)	$22 - 23	$23 - 24

Total JRCC Operations
(in millions, except tax rate)
Depreciation, depletion and amortization	$64 - 67	$83 - 89
Capital expenditures	$61 - 66	$68 - 74
Tax rate	25%	25%

Sales Commitments

As of March 31, 2006 we had the following commitments to ship coal at a fixed and known price (tons in 000’s)

	Remaining
	2006		2007		2008
	Average Price Per Ton	Tons	Average Price Per Ton	Tons	Average Price Per Ton	Tons
CAPP	$47.15	7,019	$43.49	3,630	$49.09	1,000

Midwest (a)	$28.25	2,536	$24.77	1,250	$25.75	1,250

(a)
Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators. The escalators in 2006 associated with the tons committed for 2007 to 2009 range from $3.15 to $3.37. However, there can be no assurances future adjustments will be comparable to those received in 2006.

*          *          *
CONFERENCE CALL AND WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on May 1, 2006 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 888-802-2269, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 913-312-1272. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 4570034.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2006	December 31, 2005
Assets	(Unaudited)

Current assets:
Cash	$3,104	8,936
Receivables:
Trade	52,930	35,326
Other	1,026	1,099
Total receivables	53,956	36,425
Inventories:
Coal	10,491	7,481
Materials and supplies	6,942	6,536
Total inventories	17,433	14,017
Prepaid royalties	4,422	4,213
Other current assets	2,576	4,126
Total current assets	81,491	67,717
Property, plant, and equipment, at cost:
Land	6,273	6,142
Mineral rights	194,847	194,824
Buildings, machinery and equipment	227,805	207,558
Mine development costs	17,696	16,380
Construction-in-progress	4,243	7,438
Total property, plant, and equipment	450,864	432,342
Less accumulated depreciation, depletion, and amortization	89,601	72,342
Property, plant and equipment, net	361,263	360,000
Goodwill	28,048	28,048
Other assets	17,703	16,904
Total assets	$488,505	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2006	December 31, 2005
Liabilities and Shareholders' Equity	(Unaudited)

Current liabilities:
Current maturities of long-term debt	$-	-
Current installments of obligations under capital leases	392	395
Accounts payable	40,747	32,855
Accrued salaries, wages, and employee benefits	4,976	4,289
Workers' compensation benefits	10,050	10,050
Black lung benefits	2,930	2,930
Accrued taxes	5,366	4,215
Other current liabilities	11,388	6,860
Total current liabilities	75,849	61,594
Long-term debt, less current maturities	150,000	150,000
Other liabilities:
Noncurrent portion of workers' compensation benefits	42,515	42,231
Noncurrent portion of black lung benefits	24,790	24,352
Pension obligations	13,019	13,598
Asset retirement obligations	25,523	24,930
Obligations under capital leases, excluding current installments	165	230
Deferred income taxes	42,919	44,240
Other	218	227
Total liabilities	374,998	361,402
Shareholders' equity
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 16,654,681 and 16,652,681, respectively	167	167
Paid-in-capital	123,536	135,923
Deferred stock-based compensation	-	(13,226)
Accumulated deficit	(9,786)	(11,187)
Accumulated other comprehensive loss	(410)	(410)
Total shareholders' equity	113,507	111,267
Commitments and contingencies
Total liabilities and shareholders' equity	$488,505	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005

Revenues	$146,676	97,875
Cost of sales:
Cost of coal sold	119,246	80,942
Depreciation, depletion, and amortization	17,420	9,478
Total cost of sales	136,666	90,420
Gross profit	10,010	7,455
Selling, general, and administrative expenses	6,244	5,035
Total operating income	3,766	2,420
Interest expense	3,889	2,186
Interest income	(5)	(21)
Miscellaneous income, net	(220)	(123)
Total other expense, net	3,664	2,042
Income before income taxes	102	378
Income tax (benefit) expense	(1,299)	69
Net income	$1,401	309
Earnings per common share
Basic earnings per common share	$0.09	0.02
Shares used to calculate basic earnings per share	15,768	13,800
Diluted earnings per common share	$0.08	0.02
Shares used to calculate diluted earnings per share	16,745	14,752

 JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005

Net income	$1,401	309
Income tax expense (benefit)	(1,299)	69
Interest expense	3,889	2,186
Interest income	(5)	(21)
Depreciation, depletion and amortization	17,420	9,478
EBITDA	$21,406	12,021